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                                                                    Exhibit 99.1

New York, New York, October 22, 1998: Gryphon Holdings Inc. announced today that its Board of Directors had approved an amendment to its Shareholders Rights Plan to provide that the rights will be exercisable and will trade separately from the Company's Common Stock on the tenth business day following (i) the acquisition by a person or group of beneficial ownership of 11.8% or more of the shares of the Company's Common Stock then outstanding, or (ii) the commencement by a person or group of a tender or exchange offer that would result in such person or group owning an amount of shares of the Company's Common Stock that equals or exceeds 11.8% of the shares of the Company's Common Stock then outstanding. The amendment adopted the percentage of beneficial ownership specified above in lieu of a formula that had been a source of confusion to shareholders.

The Shareholders Rights Plan was established to ensure that Gryphon shareholders receive fair value and equal treatment in the event of any proposed takeover of the Company. The Board believes that the clarification achieved by the amendment is in the Company's and its shareholders' best interests.

Gryphon Holdings operates through its main subsidiary, Gryphon Insurance Group, as a specialty property and casualty underwriting organization. The Company's wholly owned insurance company subsidiaries are Associated International Insurance Company, Calvert Insurance Company, and The First Reinsurance Company of Hartford.